Exhibit 8.1

BANK ACCOUNT CONTROL AGREEMENT

This Bank Account Control Agreement, executed this 9th day of December, 2020, is between Phoenix American Hospitality, LLC, (the “Manager”) and KCD Financial, Inc. (“KCD”) and serves to outline the control of the depository account at JP Morgan Chase Bank, N.A., Account Number 000000667929829 (the “Account”) for American Hospitality Properties REIT, Inc. (“REIT”).

All funds received from potential investors in shares of common stock of the REIT will be held in the Account until those investors have been approved by the REIT, the Manager, and KCD. The funds submitted will be in the name of and for the benefit of the REIT. The funds will either be submitted directly to the Account through wires from the potential investors or through the Manager depositing paper checks into the Account when received from potential investors.

Neither the Manager nor KCD will have the ability to move funds in the Account without the approval of the other party. On a schedule determined by both parties, the potential investors that have submitted funds to the Account with the proper subscription documents will be reviewed for acceptance into the REIT. For all investors that are accepted, the Manager, with the approval of KCD as described below, will initiate transfers of funds from the Account to KCD for any expenses or fees related to the investments and to the operating account of the REIT for any remaining funds.

All initiations and approvals will be controlled through J.P. Morgan Access system (“Access”). Access will be used to create a set of users for the Manager that can initiate transfers and a set of users for KCD that can release those transfers. The Manager will not be entitled to release any transfers on the Account, nor will KCD be entitled to initiate any transfers on the Account. All users will be established in Access and be issued their own unique RSA security token to access the system and initiate or approve transfers as established by their role in Access.

This agreement will remain in place as long as KCD is the managing broker dealer for the REIT, or until both parties have agreed to terminate this agreement.

[remainder of page intentionally left blank – signature page to follow]

PHOENIX AMERICAN HOSPITALITY, LLC
a Delaware limited liability company

By:		/s/ William L. Nelson
William L. Nelson, President

KCD FINANCIAL, INC.
a Wisconsin corporation

By:		/s/ Joel Blumenschein
Joel Blumenschein, Chairman

ACKNOWLEDGED BY:

AMERICAN HOSPITALITY PROPERTIES REIT, INC.
a Delaware limited liability company

By:		Phoenix American Hospitality, LLC
Its Manager

	By:	/s/ William L. Nelson
William L. Nelson, President